Form 5
United States Securities and Exchange Commission, Washington, DC 20549

Annual Statement of Changes in Beneficial Ownership

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

Form 4 Transactions Reported




1. Name and Address of Reporting Person:
Moisan, Michael
c/o DDi Corp., 1220 Simon Circle, Anaheim, CA  92806

2. Issuer Name & ticker or trading symbol:
DDi Corp. - DDIC

3. IRS or Social Security Number of Reporting Person (Voluntary) n/a

4. Statement for Month/Year:
02/2003

5. Relationship of Reporting Person(s) to Issuer:
Officer (Vice President Operations, East Coast)

6. If Amendment, Date of Original
n/a

7. Individual or Joint/Group Filing
Form filed by One Reporting Person





Table I - Non-Derivative Securities Beneficially Owned

Title of Security: n/a
Transaction Date: n/a
Transaction Code: n/a
Amount: n/a
Securities Acquired or Dispose of: n/a
Price: n/a
Amount of Securities Beneficially Owned at End of Month: 14,173
Ownership Form Direct or Indirect: Direct
Nature of Indirect Beneficial Ownership: n/a




Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned


Title of Derivative Security: Options
Conversion or Exercise Price of Derivative Security: $0.3433
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 4/11/00
Expiration Date: 10/28/07
Title of Underlying Securities: Common Stock
Amount or Number of Shares of Underlying Securities: 6,692
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 6,692 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series L Options
Conversion or Exercise Price of Derivative Security: $2.4358
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 4/11/00
Expiration Date: 10/28/07
Title of Underlying Securities: Common Stock
Amount or Number of Shares of Underlying Securities: 16,099
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 16,099 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Options
Conversion or Exercise Price of Derivative Security: $1.7808
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 1/21/03 (1)
Expiration Date: 1/21/09
Title of Underlying Securities: Common stock
Amount or Number of Shares of Underlying Securities: 5,614
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 5,614 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series B Options
Conversion or Exercise Price of Derivative Security: $21.79
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 1/21/03 (1)
Expiration Date: 1/21/09
Title of Underlying Securities: Common stock
Amount or Number of Shares of Underlying Securities: 5,614
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 5,614 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series C Options
Conversion or Exercise Price of Derivative Security: $14.00
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 4/14/04 (1)
Expiration Date: 4/14/10
Title of Underlying Securities: Common stock
Amount or Number of Shares of Underlying Securities: 20,000
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 20,000 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series D Options
Conversion or Exercise Price of Derivative Security: $12.00
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 4/25/04 (1)
Expiration Date: 4/25/10
Title of Underlying Securities: Common stock
Amount or Number of Shares of Underlying Securities: 18,400
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 18,400 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Series F Options
Conversion or Exercise Price of Derivative Security: $17.26
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 4/17/05 (1)
Expiration Date: 4/17/11
Title of Underlying Securities: Common stock
Amount or Number of Shares of Underlying Securities: 27,500
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 27,500 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Options
Conversion or Exercise Price of Derivative Security: $19.5625
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 12/22/04 (1)
Expiration Date: 12/22/10
Title of Underlying Securities: Common stock
Amount or Number of Shares of Underlying Securities: 15,000
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 15,000 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Options
Conversion or Exercise Price of Derivative Security: $18.86
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 7/23/05 (1)
Expiration Date: 7/23/11
Title of Underlying Securities: Common stock
Amount or Number of Shares of Underlying Securities: 10,000
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 10,000 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Options
Conversion or Exercise Price of Derivative Security: $7.02
Transaction Date: n/a
Transaction Code: n/a
Number of Derivative Securities Acquired or Disposed of: n/a
Date Exercisable: 10/3/05 (1)
Expiration Date: 10/3/11
Title of Underlying Securities: Common stock
Amount or Number of Shares of Underlying Securities: 100,000
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 100,000 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Title of Derivative Security: Options
Conversion or Exercise Price of Derivative Security: $3.81
Transaction Date: 5/14/02
Transaction Code: A,V
Number of Derivative Securities Acquired or Disposed of: 7,360 (2)
Date Exercisable: 12/31/02
Expiration Date: 5/14/12
Title of Underlying Securities: Common stock
Amount or Number of Shares of Underlying Securities: 5,520
Price of Derivative Security: n/a
Number of Derivative Securities Beneficially Owned at End of Month: 5,520 Ownership Form of Derivative Securities Direct or Indirect: D (Direct) Nature of Indirect Beneficial Ownership: n/a

Explanation of Responses:
Mr. Moisan is the Vice President Operations, East Coast of DDi Corp.

(1) Options vest in installments over four years beginning on the first anniversary of award.

(2) Option award was 7,360 with 8-month vesting schedule. Vesting permanently ceased as of 11/1/02.



Signature of Reporting Person: Michael Moisan
Date: 2/4/03




Intentional misstatements or omissions of facts constitute
Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
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